Exhibit 99.1

Monolithic System Technology, Inc. Announces Third Quarter 2005 Financial Results; Achieves Net Income Break-Even with Total Net Revenue Increasing for the Third Consecutive Quarter

    SUNNYVALE, Calif.--(BUSINESS WIRE)--Nov. 1, 2005--Monolithic System Technology, Inc. (MoSys), (Nasdaq:MOSY), the industry's leading provider of high-density system-on-chip (SoC) embedded memory, today reported financial results for its third quarter ended September 30, 2005.

    Financial Results

    Total net revenue for the third quarter of 2005 increased to $4.1 million, a 35 percent sequential increase over the prior quarter. Third quarter total revenue increased from $3.1 million reported in the previous quarter and from $1.7 million in the same period a year ago.
    Total net revenue consisted of $3.2 million from licensing and $897,000 from royalties. Licensing revenue for the third quarter increased 67 percent from the $1.9 million reported in the previous quarter and from the $128,000 reported in the same period a year ago. Third quarter licensing revenue reflected the completion of several existing projects under contract as well as revenue from newly secured license agreements. Royalty revenues decreased by $224,000 compared to the previous quarter and by $591,000 year-over-year, reflecting seasonality in the consumer electronics business and product lifecycle transitions of our customers.
    The gross margin percentage in the third quarter of 2005 was 84 percent, increasing from 80 percent in the second quarter of 2005, and above the 81 percent gross margin reported in the third quarter of 2004.
    Total operating expenses for the quarter were $4.1 million and included approximately $450,000 in expenses related to the UniRAM litigation.
    Under generally accepted accounting principles (GAAP) in the United States, the operating loss for the third quarter was $618,000, as compared to a second quarter loss of $1.2 million. Net income for the quarter was $50,000, or $0.00 per share, compared to a net loss of $579,000, or ($0.02) per share, in the previous quarter and net income of $5.1 million, or $0.15 diluted earnings per share, in the same period last year.
    "We are pleased with the results of the third quarter as we recorded a substantial increase sequentially and year-over-year in total net revenue and made good progress towards our goal of profitability by reaching break-even in net income," commented Chet Silvestri, Chief Executive Officer of MoSys. "During the quarter, we saw strong interest in our new CLASSIC Macro family of silicon-proven off-the-shelf designs. The introduction of these new products, along with our efforts to enhance and improve our sales and marketing functions should contribute to a continued increase in licensing revenues in 2006."
    "We announced the appointment of Dhaval Ajmera to the position of Vice President of Worldwide Sales and Business Development and believe his 23 years of executive management and technology licensing experience will further the proliferation of our 1T-SRAM solutions for both our custom macros and off-the-shelf CLASSIC Macro configurations. One of Dhaval's priorities will be to strengthen our sales presence in Asia as that region represents the largest potential for our high-density memories. As an example, during the quarter, we signed a new license agreement with LG Electronics for a high volume consumer electronic application. We look forward to working with companies like LG to expand the acceptance and implementation of our unique 1T-SRAM technologies in the high-volume consumer market, which requires the density, reliability and cost-saving characteristics that 1T-SRAM provides," concluded Mr. Silvestri.

    Business Outlook

    Chet Silvestri, Chief Executive Officer and Mark Voll, Chief
Financial Officer will update the business outlook and give guidance for the fourth quarter of 2005 during their financial results conference call at 2:15 p.m. PT on Tuesday, November 1, 2005.

    Third Quarter 2005 Financial Results Webcast/ Conference Call

    MoSys management will host a live conference call and Webcast with investors today, November 1, 2005, at 2:15 p.m. Pacific time (5:15 p.m. Eastern time) to discuss the third quarter financial results and the business outlook going forward. Investors and other interested parties may listen to the live audio Webcast by visiting the investor relation's section of the MoSys Web site at http://www.mosys.com. A replay of the conference call will be available for 48 hours beginning at 5 p.m. Pacific time. The replay telephone number is 1-888-286-8010 with a pass code of 31044075. A Webcast replay will also be available on the company's website.

    About MoSys, Inc.

    Founded in 1991, MoSys (Nasdaq:MOSY), develops, licenses and markets innovative memory technologies for semiconductors. MoSys' patented 1T-SRAM technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. The single transistor bit cell used in 1T-SRAM memory results in the technology achieving much higher density than traditional six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, contributing to making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys' licensees have shipped more than 98 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.

    Forward-Looking Statements

    This press release may contain forward-looking statements about the Company including, without limitation, benefits and performance expected from use of the Company's 1T-SRAM technology.
    Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include but are not limited to, customer acceptance of our 1T-SRAM technologies, the timing and nature of customer requests for our services under existing license agreements, the timing of customer acceptance of our work under such agreements, the level of commercial success of licensees' products such as cell phone hand sets, ease of manufacturing and yields of devices incorporating our 1T-SRAM, our ability to enhance the 1T-SRAM technology or develop new technologies, the level of intellectual property protection provided by our patents, the vigor and growth of markets served by our licensees and customers and operations of the Company and other risks identified in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

    1T-SRAM(R) is a MoSys trademark registered in the U.S. Patent and Trademark Office. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.



                 MONOLITHIC  SYSTEM TECHNOLOGY, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)

                        Three Months Ended       Nine Months Ended
                           September 30,            September 30,
                          2005        2004        2005        2004
                      ----------- ----------- ------------ -----------
                      (unaudited) (unaudited) (unaudited)  (unaudited)
Net Revenue
  Product                     $-         $76          $10        $919
  Licensing                3,233         128        6,386       4,426
  Royalty                    897       1,488        3,484       4,256
                      ----------- ----------- ------------ -----------
       Total               4,130       1,692        9,880       9,601
                      ----------- ----------- ------------ -----------

Cost of Net Revenue
  Product                      -          86            -         630
  Licensing                  668         236        1,743       1,094
                      ----------- ----------- ------------ -----------
       Total                 668         322        1,743       1,724
                      ----------- ----------- ------------ -----------
Gross Profit               3,462       1,370        8,137       7,877
                      ----------- ----------- ------------ -----------

Operating Expenses
  Research and
   development             1,359       2,174        4,282       6,368
  Selling, general and
   administrative          2,721       3,949        7,403      11,976
  Restructuring
   expenses                    -           -          114           -
                      ----------- ----------- ------------ -----------
       Total operating
        expenses           4,080       6,123       11,799      18,344
                      ----------- ----------- ------------ -----------

  Loss from operations      (618)     (4,753)      (3,662)    (10,467)
  Interest and other
   income                    679      10,398        1,797      11,028
                      ----------- ----------- ------------ -----------

  Income (loss) before
   income taxes               61       5,645       (1,865)        561
  Provision for income
   taxes                     (11)       (565)         (33)        (57)
                      ----------- ----------- ------------ -----------

Net Income (Loss)            $50      $5,080      $(1,898)       $504
                      =========== =========== ============ ===========

Net income (loss) per
 share
  Basic                    $0.00       $0.16       ($0.06)      $0.02
                      =========== =========== ============ ===========
  Diluted                  $0.00       $0.15       ($0.06)      $0.02
                      =========== =========== ============ ===========


Shares used in
 computing net income
 (loss) per share
       Basic              30,531      31,074       30,479      30,902
       Diluted            31,504      33,350       30,479      32,184



                  MONOLITHIC SYSTEM TECHNOLOGY, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                        September 30,  December 31,
                                            2005          2004
                                        ------------- --------------
                                         (unaudited)
Assets
Current Assets
   Cash, cash equivalents and short-term
    investments                              $64,110        $62,349
   Accounts receivable - net                   2,129          1,996
   Unbilled contract receivable                  720             57
   Prepaid expenses and other assets           2,411          2,939
                                        ------------- --------------
        Total Current Assets                  69,370         67,341

   Long-term investments                      20,120         24,562
   Property and equipment - net                1,209            685
   Goodwill                                   12,326         12,326
   Other Assets                                  560            539
                                        ------------- --------------
        Total Assets                        $103,585       $105,453
                                        ============= ==============


Liabilities and Stockholders' Equity:
Current Liabilities:
   Accounts payable                             $155           $120
   Accrued expenses and other
    liabilities                                2,874          3,314
   Deferred revenue                            1,210          1,372
                                        ------------- --------------
   Total Current Liabilities                   4,239          4,806

    Long-term portion of restructuring
     liability                                   228            239

   Common stock and additional paid in
    capital                                   98,868         98,260
   Retained earnings                             250          2,148
                                        ------------- --------------
Total Stockholders' Equity                    99,118        100,408
                                        ------------- --------------

   Total Liabilities and Stockholders'
    Equity                                  $103,585       $105,453
                                        ============= ==============

    CONTACT: MoSys, Sunnyvale
             Mark Voll, 408-731-1846
             markv@mosys.com
             or
             Shelton Investor Relations
             Beverly Twing, 972-239-5119 x126
             btwing@sheltongroup.com